EXHIBIT 35.2

ANNUAL SERVICER’S CERTIFICATE

WELLS FARGO DEALER FLOORPLAN MASTER NOTE TRUST

March 29, 2019

The undersigned, a duly authorized officer of Wells Fargo Commercial Distribution Finance, LLC (“CDF”), as the sub-servicer (the “Sub-Servicer”), pursuant to the Amended and Restated Sub-Servicing Agreement dated as of August 10, 2006 (as may be further amended and supplemented from time to time, the “Agreement”), between Wells Fargo Bank, N.A. and CDF, does hereby certify that:

1.          A review of the activities of Sub-Servicer during the fiscal year ended December 31, 2018 (the “reporting period”), and of its performance under the Agreement, has been made under my supervision.

2.          To the best of my knowledge, based on such review, Sub-Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate the date first above written.

/s/ John E. Peak
Name:	John E. Peak
Title:	Authorized Signatory